Exhibit 10.9

FIRST AMENDMENT

OF

FEDERAL HOME LOAN BANK OF INDIANAPOLIS

2005 SUPPLEMENTAL EXECUTIVE THRIFT PLAN

(Amended and Restated Generally Effective as of January 1, 2008)

WHEREAS, the Federal Home Loan Bank of Indianapolis (the “Bank”) maintains the Federal Home Loan Bank of Indianapolis 2005 Supplemental Executive Thrift Plan (Amended and Restated Generally Effective as of January 1, 2008) (the “2005 SETP”); and

WHEREAS, pursuant to Article VIII of the 2005 SETP, the Bank has reserved the right to amend the 2005 SETP by action of its Board of Directors; and

WHEREAS, the Board of Directors of the Bank has authorized an amendment to the 2005 SETP as set forth below;

NOW, THEREFORE, pursuant to the power reserved to the Bank under Article VIII of the 2005 SETP, the 2005 SETP is hereby amended, effective June 1, 2008, in the following particulars:

1.	By amending Section 1.5 to read as follow:

Term	Plan Section
Acceleration Event	4.7
Account	3.6
Adverse Benefit Determination	A-3
Bank	1.1
Benefit Claim	A-1
Board	1.3
Bonus	3.2(a)
Claimant	A-1
Code	1.1
Committee	1.3
Disabled	4.5(b)
Effective Date	1.2
Excess Matching Contribution	3.4(a)
FICA Amount	4.7(c)
Investment Account	7.2
LTIP Award	3.2(b)
Matching Contribution	3.4(a)
Participant	2.1
Participant Bonus Deferral Contribution	3.2(a)
Participant Deferral Contribution	3.3
Participant LTIP Deferral Contribution	3.2(b)
Participant Salary Deferral Contribution	3.1
Plan	1.1
Plan Year	1.2
Salary	3.1
Separation from Service	4.1(c)
Supplemental Contribution	3.5
Termination of Employment	4.1(c)
Thrift Plan	2.1
Trust	7.1
Unforeseeable Emergency	3.3(e)

2.	By amending Sections 3.2 to read as follows:

“Section 3.2 Participant Bonus and LTIP Deferral Contributions.

(a)	Subject to the terms and limitations of this Article, a Participant may elect, pursuant to Section 3.3, to have all or a portion of the Participant’s Bonus payable for any Plan Year withheld by the Bank and credited as a ‘Participant Bonus Deferral Contribution’ under this Plan. The term ‘Bonus’ for purposes of this Plan means the annual bonus payable to a Participant under the Bank’s ‘Executive Incentive Compensation Plan,’ ‘Employee Incentive Plan’ or ‘Internal Audit Incentive Plan’ or any equivalent successor plans that, at a minimum, have a performance period of at least 12 months.

(b)	Subject to the terms and limitations of this Article, a Participant may elect, pursuant to Section 3.3, to have all or a portion of the Participant’s LTIP Award payable for any Plan Year withheld by the Bank and credited as a ‘Participant LTIP Deferral Contribution’ under this Plan. The term ‘LTIP Award’ for purposes of this Plan means an award payable to a Participant under the Federal Home Loan Bank of Indianapolis 2008 Long Term Incentive Plan.”

3.	By amending Section 3.3 to read as follows:

“Section 3.3 Deferral Elections. ‘Participant Deferral Contributions’ (including Participant Salary Deferral Contributions, Participant Bonus Deferral Contributions and Participant LTIP Deferral Contributions) will be withheld from a Participant’s compensation in accordance with the following terms and conditions.

(a)	Requirement for Deferral Elections. As a condition to the Bank’s obligation to withhold and the Committee’s obligation to credit Participant Deferral Contributions for the benefit of a Participant pursuant to Section 3.1 or 3.2, the Participant must complete and file a deferral election form with the Committee (in a format prescribed by the Committee).

(b)	Timing of Execution and Delivery of Elections.

(i)

Salary. To be effective to defer any portion of a Participant’s Salary, a deferral election form must be filed with the Committee with respect to that Salary on or prior to the last day of the calendar year preceding the Plan Year in which the services giving rise to the Salary are performed. For example, to defer Salary payable with respect to services performed during the 2008 Plan Year, an election must be filed on or before December 31, 2007.

(ii)	Bonus and LTIP Award. Notwithstanding the preceding subsection, a deferral election form may be filed with the Committee with respect to a Bonus and with respect to an LTIP Award until a date that is no later than six months before the end of the performance period for which the Bonus or the LTIP Award is payable, if the Bonus or the LTIP Award, as the case may be, is not readily ascertainable (i.e., both substantially certain to be paid and calculable) at the time of the election. Such deferral election for a Bonus or for an LTIP Award may be made only by a Participant who has performed services for the Bank continuously from the later of the beginning of the performance period, or the date the performance criteria for the Bonus or the LTIP Award are established through a date no earlier than the date on which the Participant makes the deferral election applicable to the Bonus or the LTIP Award. A deferral election form for a Bonus attributable to the 2007 calendar year, payable in early 2008, may be filed on or before June 30, 2007, so long as the Bonus is not readily ascertainable by that date and so long as the Participant has performed services continuously from the later of January 1, 2007 or the date the performance criteria are established through the date the deferral election for the Bonus is filed with the Committee.

(c)	Initial Eligibility. In the case of the first Plan Year in which an individual becomes a Participant, the applicable deferral election form may be filed with the Committee at any time within 30 days of the date the individual becomes a Participant (rather than the date specified under subsection (b)). This initial election will only apply to Salary, a Bonus or an LTIP Award paid for services performed after the filing of the deferral election form. This special initial eligibility election rule will not apply if the Participant is or has been a participant in a deferred compensation arrangement required to be aggregated with this Plan under the rules of Section 409A.

(d)	Modification of Deferral Elections. Subject to the provisions of subsection 3.3(e), once made for a Plan Year, a deferral election will remain in effect for that Plan Year, unless and until the election is revoked or a new election filed. The revocation or new election must be filed in accordance with the requirements of subsection (b) above. No election may be changed for Salary, a Bonus or an LTIP Award after the last day of the election period described in subsection (b). For example, any election in place for 2008 Salary may not be changed after December 31, 2007, except as provided in subsections 3.3(e) and (f).

(e)

Unforeseeable Emergency. The Committee, in its sole discretion, may cancel a Participant’s election to defer Salary, Bonus or an LTIP Award if the Committee determines the Participant has suffered an “Unforeseeable

Emergency.” The cancellation will apply to the period after the Committee’s determination. The Participant must submit a signed statement of the facts causing the severe financial hardship and any other information required by the Committee, in its sole discretion. An ‘Unforeseeable Emergency’ means a severe financial hardship of the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code Section 152(a), without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); imminent foreclosure of or eviction from the Participant’s primary residence; the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication; the need to pay for the funeral expenses of a spouse or a dependent (as defined in Code Section 152(a)) or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. An Unforeseeable Emergency will also be deemed to occur for purposes of cancellation of a Participant’s election to defer Salary, a Bonus or an LTIP Award if a Participant receives a hardship withdrawal from the Thrift Plan pursuant to Code Section 401(k) and Treasury Regulation Section 1.401(k)-1(d)(3).

(f)	Disability. The Committee, in its sole discretion, may cancel a Participant’s election to defer Salary, a Bonus or LTIP Award if the Committee determines that the Participant has suffered a ‘disability,’ where such cancellation occurs by the later of the end of the taxable year of the Participant, or the 15th day of the third month following the date the Participant incurs a ‘disability.’ For purposes of this subsection, a ‘disability’ refers to any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.”

4.	By amending Section 3.4(a)(i) to read as follows:

“Section 3.4. Excess Matching Contributions.

(a)	Amount of Contribution. The Bank will make ‘Excess Matching’ Contributions each Plan Year in an amount equal to the difference between (i) and (ii) below:

(i)

The Matching Contributions which would have been allocated to the Participant’s account under the Thrift Plan for the Plan Year if the Participant Salary Deferral Contributions (but not Participant Bonus Deferral Contributions or Participant LTIP Deferral Contributions) were made to the Thrift Plan rather than this Plan, plus the amount of any Matching Contributions which, under the terms of the Thrift Plan as in effect prior to Plan Years beginning on and after January 1, 1994, would have been refunded to the Participant. However, the amount in the previous sentence will be limited to an amount equal to the Participant’s Salary unreduced for Participant Deferral Contributions under this Plan for the Plan Year multiplied by the maximum matching percentage applicable to the Participant under the Thrift Plan for that Plan Year.”

IN WITNESS WHEREOF, the Federal Home Loan Bank of Indianapolis has caused this First Amendment to be executed on its behalf by its duly authorized officers this      day of             , 2008, but effective as of June 1, 2008.

FEDERAL HOME LOAN BANK OF INDIANAPOLIS

By:
Paul C. Clabuesch, Chairman

By:
Charles L. Crow, Vice Chairman

ATTEST:

Jonathan R. West, Senior Vice President and General Counsel

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